EXHIBIT 3.56(a)

File Number: 200629811606
00772917
Date Filed: 10/24/2006
Robin Carnahan
Secretary of State

Articles of Incorporation
Article One
The name of the corporation is USP Frontenac, Inc.
Article Two
The registered agent’s name: C T Corporation System
The address, including street and number for the registered agent’s office in the state of Missouri:
(P O. Box may only be used in addition to a physical street address)

120 South Central Avenue	Clayton	MO 63105

Street address	City	State/Zip
Article Three
(Must complete 1 or 2)
1.	If the aggregate number of shares in which the corporation shall have authority to issue DOES NOT exceed 30,000 shares or the par val- ued DOES NOT exceed $30,000 please check this box: ☑
OR
2.	If the aggregate number of shares in which the corporation shall have authority to issue exceeds 30,000 shares or the par value exceeds $30,000 dollars please indicate the number of shares of each class and the par value of each share. Also, indicate a statement of the preferences, qualifications, limitations, restrictions and the special or relative rights including convertible right, is any, in respect of the shares of each class:

Article Four
The name and physical business or residence address of each incorporator:

Name	Address	City/State/Zip
Alex Jenkins	15305 Dallas Parkway, Suite 1600	Addison, TX 75001

Name and address to return filed document:

Name:

Address:
City, State, and Zip Code:
File Number: 200629811606 00772917 Date Filed: 10/24/2006 Robin Carnahan Secretary of State State of Missouri Robin Carnahan, Secretary of State Corporations Division P.O. Box 778 / 600 W. Main Street, Rm 322 Jefferson City, MO 65102 Articles of Incorporation Article One The name of the corporation is USP Frontenac, Inc. Article Two The registered agent's name: C T Corporation System The address, including street and number for the registered agent's office in the state of Missouri: (P.O. Box may only be used in addition to a Physical street address) 120 South Central Avenue Clayton MO 63105 Street address City State/Zip Article Three (Must complete 1 or 2) 1. If the aggregate number of shares in which the corporation shall have authority to issue DOES NOT exceed 30,000 shares or the par valued DOES NOT exceed $30,000 please check this box: OR 2. If the aggregate number of shares in which the corporation shall have authority to issue exceeds 30,000 shares or the par value exceeds $30,000 dollars please indicate the number of shares of each class and the par value of each share. Also, indicate a statement of the preferences, qualifications, limitations, restrictions and the special or relative rights including convertible right, is any, in respect of the shares of each class: Article Four The name and physical business or residence address of each incorporator: Name Address City/State/Zip Alex Jenkins 15305 Dallas Parkway, Suite 1600 Addison, TX 75001 Name and address to return filed document: Name: State of Missouri Address: Creation-General Business-Domestic 2 Page(s) City, State, and Zip Code: T0629703562

Article Five
The number of years the corporation is to continue or perpetual: (Please complete one)

☑	Perpetual (check box)	OR	State number of years

Article Six

The corporation is formed for the following lawful purpose(s):

Healthcare Management

Article Seven

☑	The number of directors to constitute the board of directors: one (optional)
In Affirmation thereof, the facts stated above are true and correct:
(The undersigned understands that false statements made in this filing are subject to the penalties provided under Section 575.040, RSMo)

Alex Jenkins	Alex Jenkins	10/23/2006

Signature	Printed Name

Signature	Printed Name

Signature	Printed Name

Signature	Printed Name